Exhibit 99.1

INTRICON SIGNS NEW MULTI-YEAR AGREEMENT WITH ITS LARGEST CUSTOMER, FURTHER SUPPORTING LONG-TERM GROWTH OUTLOOK

REPORTS PRELIMINARY UNAUDITED SECOND QUARTER 2019 REVENUE AND REVISES FULL YEAR 2019 GUIDANCE

ARDEN HILLS, Minn. — July 18, 2019 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced that it has secured a four-year Supply Agreement with Medtronic, its largest customer.

“We were pleased to receive a four-year contract with our largest Medical customer. While this agreement was anticipated in our 2019 guidance, it further fuels our confidence in the significant long-term growth prospects for our Medical Biotelemetry business,” said Mark Gorder, president and chief executive officer of IntriCon.

Concurrently, the company reported preliminary, unaudited revenue for the second quarter 2019 and lowered its revenue and gross margin outlook for full year 2019 to reflect events that are expected to have an impact on the second half of the year.

Second Quarter 2019 Preliminary Revenue and One-Time Non-Cash Charge

Subject to quarter-end closing adjustments, IntriCon expects to report second quarter revenue of approximately $29.3 million, compared to $29.4 million in the second quarter of 2018. Revenue excludes contributions from the previously disclosed discontinued operations of the company’s UK Limited facility.

In addition, IntriCon anticipates a one-time write off of non-cash intangible assets associated with its Hearing Help Express business, to be recognized in its 2019 second-quarter results. As previously stated, the company is committed to lowering costs and gaining efficiencies in its value-based direct-to consumer hearing health business as it refines the sales model to better align with opportunities it sees in this emerging market.

2019 Outlook

IntriCon updated its full year 2019 revenue guidance to a range of $115 million to $117.5 million, compared to prior guidance of $128 million to $133 million. The reduced guidance primarily reflects the following anticipated factors:

•	lower than anticipated order volume related to its largest customer’s on-going global commercial product launch to continue through at least the third quarter 2019
•	order delays associated with restructuring activity within a large insurance customer’s hearing health business that are expected to continue through the remainder of 2019
•	the impact of the discontinued operations of the company’s UK Limited facility

Due to the lower revenue range and divestiture of the UK facility, the company also updated its full year 2019 gross margin guidance to a range of 27% to 28.5%.

“In addition to the confidence we have in the growth of our Medical business, we are excited about our opportunity to capitalize on the transition emerging in the U.S. that opens up the over-the-counter market for better, more accessible, affordable hearing aids. We remain committed to our investment in Hearing Help Express and optimizing our direct-to-consumer sales model, while seeking partnerships that can accelerate penetration in this rapidly emerging space,” Gorder added.

In conclusion, Gorder noted, “Greater visibility into two of our largest customer’s purchasing cycles for the second half of the year necessitated a change to our near-term revenue and associated gross margin expectations included in our prior guidance for the full year 2019. We remain as confident as ever that our longstanding customer and partner relationships are strong, the underlying fundamentals of our core business are stable, and excited by the long runway we have ahead for growth in both our Medical Biotelemetry and Hearing Health business segments.”

Second Quarter Financial Results and Conference Call

IntriCon expects to release its 2019 second-quarter results on Tuesday, August 6, 2019, at market close. Following the release, the company’s management team will host a conference call on the same day, beginning at 4:00 p.m. CT/ 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 795-7248 for domestic callers or (470) 495-9160 for international callers, using conference ID: 5294699. A live and archived webcast will be available on the “Investors” section of the company’s website at: www.IntriCon.com.

Forward Looking Statement

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2018. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Contact

Leigh Salvo

(415) 937-5404

investorrelations@intricon.com